Contact:	Ray Harlin
Chief Financial Officer
423-510-3323

U.S. XPRESS ENTERPRISES ACQUIRES MINORITY INTEREST IN

TOTAL TRANSPORTATION OF MISSISSIPPI

CHATTANOOGA, Tenn. (April 12, 2005) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced today it has completed the acquisition of a 41% interest in Total Transportation of Mississippi and affiliated companies ("TTMS").

The TTMS management team, led by Co-Chief Executive Officers Rick Kale and John Stomps, will remain in place and together will initially control 59% of TTMS. U.S. Xpress has a minority representation on the board of directors, as well as an exercisable option to purchase management's interest at a specified price based on the current transaction price and specified annual return through October 1, 2008, at which time, the management team would have a similar option to buy out U.S. Xpress' interest in TTMS. TTMS will operate independently from U.S. Xpress utilizing TTMS current facilities. U.S. Xpress anticipates accounting for the post-transaction operations using the equity method of accounting.

TTMS is a truckload carrier that provides medium length of haul and dedicated dry van service primarily in the eastern United States. TTMS principal operating centers are in Jackson, Mississippi; Memphis, Tennessee; Knoxville, Tennessee; and Tupelo, Mississippi. During 2004, revenues of TTMS were approximately $67 million (excluding fuel surcharge), while performing at an approximate 92.0% operating ratio (operating expenses as a percentage of operating revenue). TTMS currently operates approximately 466 company tractors and 1,148 trailers.

Max L. Fuller, Co-Chairman of U.S. Xpress, stated, "We elected to participate with the management group as a minority investor initially for several reasons. First, we wanted it to be clear to everyone at TTMS that Rick, John, and their management team are in charge and responsible for growing and managing the operations. TTMS has achieved significant growth in revenue and net income in recent years. We have no intention of interfering in that success. We intend to help facilitate equipment and other purchasing as well as cross-marketing opportunities where prudent. It was also important to us that we do not distract our management team from the ongoing efforts of achieving improved performance at U.S. Xpress Enterprises."

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and

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4080 Jenkins Road, Chattanooga, TN 37421

423.510.3000

XPRSA Acquires Minority Interest in Total Transportation of Mississippi

April 12, 2005

distribution services to the floorcovering industry and provides airport-to-airport transportation services to the airfreight and airfreight forwarding industries through a network of 81 locations in North America. The Company also participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has a 49% equity ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length of haul services with a fleet of approximately 1,500 trucks. Please visit the Company's website at www.usxpress.com.

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934, and is subject to risks and uncertainties that could cause actual results to differ materially from those projected or described. Statements that constitute forward-looking statements are usually identified by words such as "anticipates," believes," "estimates," "projects," "expects," "plans," "intends," or similar expressions. Such statements include, but are not limited to, statements concerning the expected financial results of TTMS, post-transaction ownership, management, operation, and potential benefits, and the strategies and future results of U.S. Xpress with regard to the transaction and TTMS as well as with regard to its own operations. Forward-looking statements are based upon the current beliefs and expectations of U.S. Xpress' management and are subject to significant risks and uncertainties. Without limitation, these risks and uncertainties include the risk that U.S. Xpress will exercise its option earlier than anticipated and the consequent effects on its financial position and results of operations, the risk that U. S. Xpress will not exercise its option at all, the risk that management of TTMS will exercise its option to buy out U.S. Xpress' interest in TTMS after three and one half years, the risk that post-transaction benefits will be delayed or not realized at all, and the business and other risks disclosed from time-time in the filings made with the SEC by U.S. Xpress as applied to both U.S. Xpress and TTMS. Readers are urged to carefully review and consider the various disclosures made by U.S. Xpress Enterprises, Inc. in this and other press releases and in periodic reports on forms 10-K and 10-Q.

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